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                                                                   Exhibit 10.16

                              Employment Agreement


      This Agreement ("Agreement") is made and entered into as of the 24th of September, 1998 ("Effective Date"), by and among Synthetic Industries, Inc. ("the Corporation") and Charles T. Koerner (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Corporation currently employs Executive as Vice President-Construction/Civil Engineering Division; and

      WHEREAS, both the Corporation and Executive (the "Parties") desire to state certain terms and conditions of Executive's employment and wish to substitute this agreement for their previous employment agreements;

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

      1.    Employment.

            The Corporation agrees to continue to employ Executive and Executive agrees to continue to serve the Corporation upon the terms and conditions hereinafter set forth.

      2.    Term.

            Except as otherwise provided in Section 7 below, the term of employment under this Agreement shall continue from the Effective Date for a period that ends on the date that is the third anniversary of the Effective Date; provided, however, that on the first day of the calendar month next following the first anniversary of the Effective Date, and on the first day of each successive month, such term of employment shall automatically be extended for successive

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one month periods, providing a minimum remaining term of two years. Either party may halt future extension by written notice, in which case such term of employment shall be the term in effect when such written notice was given. Notwithstanding the foregoing, this Agreement shall automatically terminate on the twenty-fifth (25th) anniversary of the Effective Date if it is not terminated earlier pursuant to Section 7.

      3.    Duties and Extent of Services; Location of Principal Office.

            During the term set forth in Section 2 above, the Corporation shall employ Executive and Executive shall serve the Corporation as Vice President-Construction/Civil Engineering Division. During the period of his employment, Executive shall devote his full business time and attention to the business and affairs of the Corporation. During such term, Executive's principal office shall be located at 309 Lafayette Road, Chickamauga, Georgia.

      4.    Compensation.

            (a) Base Salary. During the term set forth in Section 2 above, the Corporation shall pay Executive a base salary, payable in accordance with the Corporation's standard payroll practices, as follows: $141,000 per annum for the period from the Effective Date through September 30, 1998, and $151,000 per annum, thereafter. Executive's salary may be reviewed from time to time by the Board, to increase the amount of such salary. Executive's salary shall not be reduced during the term of this Agreement. Any increased salary shall become Executive's base salary for purposes of this Agreement.

            (b) Annual Incentive. During the term set forth in Section 2, above, Executive shall be eligible to participate in the Executive Incentive Plan, or in such successor plan as may be adopted for the provision of annual incentive compensation for senior executives (the "Annual

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Incentive Plan"). Executive shall be entitled to an incentive payment applicable under the Annual Incentive Plan if the Corporation meets its business plan for the year ("Making Plan").

            (c) Stock Options. Executive shall have such rights to stock options under either the Synthetic Industries, Inc. 1994 Stock Option Plan, the Synthetic Industries, Inc. 1996 Stock Option Plan, or any successor stock option plan, or any combination of such plans (collectively, the "Option Plan") as shall be set forth in any applicable stock option agreement.

      5.    Benefits.

            During the term set forth in Section 2 above, Executive shall be eligible to participate in all group life insurance, health insurance, disability insurance, survivor income insurance and similar programs maintained by the Corporation and covering executive employees. Participation in any retirement plans maintained by the Corporation shall be as determined under the provisions of such plans.

      6.    Reimbursement for Expenses.

            The Corporation shall reimburse Executive for all reasonable business expenses incurred by him on behalf of the Corporation in the performance of his duties hereunder, provided Executive shall account therefore in accordance with the Corporation's business expense policies and procedures.

      7.    Termination

            Executive's employment may be terminated prior to the end of the term described in Section 2 only as provided in this Section 7.

            (a) Termination for Disability. If the Executive becomes unable to substantially perform his duties due to permanent physical or mental disability, as determined by

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a physician agreed upon by the Corporation and the Executive, his employment pursuant to this Agreement shall terminate. If Executive's employment is terminated on account of disability under this Section 7(a), Executive's rights to compensation and benefits shall be as follows:

                  (i) Executive (or in the event of his death, his estate) shall be paid his base salary accrued through the date of termination of employment.

                  (ii) Executive shall be entitled to any unpaid amount previously fully accrued under the Annual Incentive Plan.

                  (iii) Executive's rights with respect to stock options, if any, shall be determined under the Option Plan and any applicable stock option agreement.

                  (iv) Following his termination, Executive's right to participate in the benefit programs described in Section 5 above, including the rights of Executive's dependents to participate in such programs, if any, shall be as determined under the provisions of such benefit programs.

            (b) Termination on Executive's Death. In the event of termination of employment by reason of the death of Executive, payment of compensation and benefits shall be as set forth below. Payment shall be made to the executor or administrator of Executive's estate, or, in the case of a payment made under a benefit program, to the person or persons who have been designated pursuant to the terms of such program to receive such payments.

                  (i) Executive's base salary accrued through the date of termination of employment.

                  (ii) Executive shall be entitled to any unpaid amount previously fully accrued under the Annual Incentive Plan. In addition, Executive shall be entitled to an incentive


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payment, in lieu of an incentive payment under the Annual Incentive Plan for the plan year in which his employment terminates, in an amount equal to the payment otherwise determined under the Annual Incentive Plan, as if the Executive were employed by the Corporation to the end of the year of his termination, multiplied by a fraction the numerator of which is the number of weeks Executive was employed during such year, and the denominator of which is 52.

                  (iii) Executive's rights with respect to stock options, if any, shall be determined under the Option Plan and any applicable stock option agreement.

                  (iv) Following his death, Executive's rights under the benefit programs described in Section 5 above, including the rights of Executive's dependents to participate in such programs, if any, shall be as determined under such programs.

            (c) Termination for Cause. The Corporation shall have the right to terminate Executive's employment for "Cause." If Executive's employment is terminated for Cause, Executive's rights to compensation and benefits shall be as follows:

                  (i) Executive shall be paid his base salary accrued through the date of termination of employment.

                  (ii) Executive's rights with respect to stock options, if any, shall be determined under the Option Plan and any applicable stock option agreements.

                  (iii) Following his termination, Executive's right to participate in the benefit programs described in Section 5, above, including the rights of Executive's dependents to participate in such programs, if any, shall be as determined under the provisions of such benefit programs.

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               For purposes of this Subsection, "Cause" shall mean (1)
Executive's conviction of, or plea of, guilty or nolo contendere to a felony (unless committed in the good faith belief that Executive's actions were in the best interests of the Corporation and would not violate criminal law); or (2) gross neglect or gross misconduct in the performance of Executive's duties. Executive shall be given written notice that the Corporation intends to terminate his employment for Cause under this Subsection. Such notice shall specify the particular acts, or failures to act, that give rise to the decision to so terminate employment.

      In the case of termination for Cause under definition (1), Executive's employment shall be terminated effective as of the date such notice is given, provided, however, that Executive shall be given the opportunity to meet with the Board of Directors of the Corporation within 30 days of the date such notice is given, to be heard with regard to whether he, in good faith, believed that his actions or inactions were both in the best interests of the Corporation and would not violate criminal law.

      In the case of termination for Cause under definition (2), Executive shall be given the opportunity within 20 days of the receipt of such notice to meet with the Board to defend such acts or failures to act. Executive shall be given seven days after such meeting to correct any particular acts or failures to act, and upon failure of Executive, within such seven day period, to correct such acts or failures to act, Executive's employment by the Corporation shall be terminated.

      Termination on account of disability, as provided in Section 7(a) above, shall not be considered a termination for Cause under this Section 7(c).

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            (d)   Termination Without Cause.

                  (1) The Corporation shall have the right to terminate Executive's employment without Cause as defined in Section 7(c) above. In the event of a termination by the Corporation without Cause, other than (A) following a Change in Control, as defined in Section 7(e) below, or (B) as described in Subsection (2) below, Executive's rights to compensation and benefits shall be as follows:

                  (i) Executive shall be paid his base salary at the rate in effect on the date of termination of employment for a period of one and one-half years from the date of termination.

                  (ii) Executive shall be entitled to any unpaid amount previously fully accrued under the Annual Incentive Plan. In addition, Executive shall be entitled to an incentive payment, in lieu of an incentive payment under the Annual Incentive Plan for the plan year in which his employment terminates, in an amount equal to the payment otherwise determined under the Annual Incentive Plan, as if the Executive were employed by the Corporation to the end of the year of his termination, multiplied by a fraction the numerator of which is the number of weeks Executive was employed during such year, and the denominator of which is 52. In addition, in lieu of future payments under the Annual Incentive Plan, Executive shall be entitled to a payment that equals the average of the incentive payments received by Executive (or fully accrued by him) under the Annual Incentive Plan for the three full plan years immediately preceding his termination of employment.

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                  (iii) Executive's rights with respect to stock options, if any, shall be determined under the Option Plan and any applicable stock option agreement.

                  (iv) Executive shall be entitled to a lump sum payment equal to the estimated sum of the premiums that Executive would have to pay to continue to cover Executive and his eligible dependents under the Corporation's group health plans, including medical and dental plans, in effect at the time of termination for a period of 18 months following termination of employment.

      Termination on account of disability, as provided in Section 7 (a) above, shall not be considered a termination without Cause under this Section 7(d).

                  (2) If Executive's employment is terminated by the Corporation without Cause, as defined in Subsection (e) above, prior to the occurrence of a Change in Control of the Corporation (as defined below), and if it can be shown that Executive's termination (i) was at the direction or request of a third party that had taken steps reasonably calculated to effect the Change in Control of the Corporation thereafter, or (ii) otherwise occurred in connection with, or in anticipation of, the Change in Control of the Corporation, then Executive shall have the rights described in Section 7(e) below, as if a Change in Control of the Corporation had occurred on the date immediately preceding such termination.

            (e)   Termination Following a Change in Control.

                  (1)   Definitions.

                  (A) "Act" means the Securities Exchange Act of 1934, as amended.

                  (B) "Affiliate of any specified persons" means any other person that, directly or indirectly, through one or more intermediaries, controls, or is

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controlled by, or is under direct or indirect common control with such specified person. For the purposes of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  (C)   "Termination Payment" means the sum of:

                        (i) One and one-half times Executive's base salary at the rate in effect on the date of a termination of employment (or, in the event of a termination for Good Reason below, the base salary as in effect immediately before the actions giving rise to Good Reason); plus

                        (ii) Two times the greatest of the incentive payments under the Annual Incentive Plan either paid or accrued in either the Year of the Change in Control or the immediately preceding Year.

                  (D) "Base Amount" means an amount equal to Executive's Annualized Includable Compensation for the Base Period as defined in Section 280(G)(d)(1) and (2) of the Code (as hereinafter defined).

                  (E) "Change in Control" of the Corporation means a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act or any successor thereto, provided that without limiting the foregoing, a Change in Control of the Corporation also shall be deemed to have occurred if:

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                        (i)   any "person" (as defined under Section 3(a) (9)
of the Act) or "group" of persons (as provided under Rule 13d-3 of the Act) (other than Synthetic Industries, LP (the "Partnership") is or becomes the "beneficial owner" (as defined in Rule 13d-3 or otherwise under the Act), directly or indirectly (including as provided in Rule 13d-3(d) (1) of the Act), of capital stock of the Corporation the holders of which are entitled to vote ("voting stock") representing that percentage of the Corporation's then outstanding voting stock (giving effect to the deemed ownership of securities by such person or group, as provided in Rule 13d-3(d)(1) of the Act, but not giving effect to any such deemed ownership of securities by another person or group) equal to or greater than thirty-five percent (35%) of all such voting stock;

                        (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof. Any person becoming a director subsequent to such date whose election, or nomination for election, is, at any time, approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall be considered as though he were a member of the Incumbent Board;

                        (iii) the Corporation combines with another person or entity, whether through a merger, asset sale, reorganization or otherwise, and
(a) any person or group of persons (other than the Partnership) holds at any time after such combination, voting stock equal to or greater than thirty-five percent (35%) of all such voting stock determined by reference to the voting securities of the surviving entity, or (b) the Corporation's Directors, as of the date immediately before such combination, constitute less than a majority of the Board of Directors of the combined entity;

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                        (iv)  the shareholders of the Corporation approve any
merger, consolidation or share exchange as a result of which the voting stock of the Corporation shall be changed, converted or exchanged (other than a merger solely with a wholly owned subsidiary of the Corporation), or any dissolution or liquidation of the Corporation or any sale or the disposition of 50% or more of the assets or business of the Corporation in a single transaction or in a series of transactions;

                        (v) the shareholders of the Corporation approve any merger or consolidation to which the Corporation is a party or a share exchange in which the Corporation shall exchange its shares for shares of another corporation as a result of which the persons who were shareholders of the Corporation immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger, consolidation or share exchange;

                        (vi) any event that would constitute a Change in Control of the Partnership within the meaning of Item 6(e) of the Schedule 14A of Regulation 14A promulgated under the Act or any successor thereto or under any of clauses (1), (2), (3), (4) or (5) above if the term "Partnership" were substituted for the term "Corporation," "partner" were substituted for "shareholder" and "interest" were substituted for "stock," "capital stock" or "securities," or

                        (vii) the removal of the entity that constitutes the general partner of the Partnership on the date hereof (the "Incumbent General Partner") or the appointment in a dissolution of the Partnership of a liquidating trustee that is not the Incumbent General Partner

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unless such appointment was approved by either the Incumbent General Partner or the individuals who constitute the Incumbent Board.

                  (F) "Code" means the Internal Revenue Code of 1986, including any amendments thereto.

                  (G) "Good Reason" means:

                        (i)   any breach of this Agreement by the
Corporation, including without limitation (a) any reduction during the employment period in the amount of Executive's base salary or aggregate benefits as in effect from time to time, (b) failure to provide Executive with the same fringe benefits that were provided to Executive immediately prior to a Change in Control of the Corporation, or with a package of fringe benefits (including paid vacations) that, though one or more of such benefits may vary from those in effect immediately prior to such a Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole, or
(c) any other breach by the Corporation of its obligations to pay compensation under this Agreement;

                        (ii) without Executive's express written consent, the assignment to Executive of any duties which are materially inconsistent with Executive's positions, duties, responsibilities and status immediately prior to the Change in Control of the Corporation, a material change in Executive's reporting responsibilities, titles or offices as an employee and as in effect immediately prior to the Change in Control, or a significant reduction in Executive's title, duties or responsibilities, or in the level of his support services;

                        (iii) the relocation of Executive's principal place of employment, without Executive's written consent, to a location more than 50 miles from


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Executive's principal place of employment at the time of such Change in Control, or the imposition of any requirement that Executive spend more than 60 business days per year at a location other than such principal place of employment;

                        (iv) any purported termination of Executive's employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements defined below;

                        Upon the occurrence of any of the events described in
(i), (ii), (iii), or (iv) above, Executive shall give the Corporation written notice that such event constitutes Good Reason, and the Corporation shall thereafter have 30 days in which to cure. If the Corporation has not cured in that time, the event shall constitute Good Reason.

                  (H) "Notice of Termination" means a notice which shall indicate the specific termination provision relied upon in this Agreement and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (I) "Person" or "Group" means a "person" or "group," as defined in the definition of "Change in Control" above.

                  (J) "Year" means a calendar year unless otherwise specifically provided.

                  (2) Payments for Termination Following Change in Control. If, following a Change in Control, Executive's employment with the Corporation is terminated by the Corporation other than for Cause, or by Executive for Good Reason, then:

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                  (A) Executive shall be entitled to all compensation and
benefits accrued through the date of termination of employment;

                  (B) Executive shall be entitled to the Termination Payment made in a lump sum payment;

                  (C) Executive shall be entitled to any unpaid amount previously fully accrued under the Annual Incentive Plan. In addition, in lieu of future payments under the Annual Incentive Plan, Executive shall be entitled to a payment that equals the average of the incentive payments received by Executive (or fully accrued by him) under the Annual Incentive Plan for the three plan years immediately preceding his termination of employment; and

                  (D) Executive shall be entitled to a lump sum payment equal to the estimated sum of the premiums that Executive would have to pay to continue to cover Executive and his eligible dependents under the Corporation's group health plans, including medical and dental plans and to purchase life insurance, accidental death and dismemberment insurance and disability insurance coverage substantially equivalent to the coverage in effect at the time of termination for a period of 18 months following termination of employment.

                  (E) The payments described above shall be made within 2 business days after termination in the event termination is by the Corporation or Executive gives at least 5 business days notice of termination by the Executive. In the case of termination by the Executive without 5 business days notice, the payments shall be made within 10 business days after the termination. Any payments not timely made will accrue interest at 8.5% per annum until made.


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                  (3) Vesting of Options upon Change in Control. In the event of a Change in Control, whether or not Executive's employment continues with the Corporation, all options under the Option Plan shall immediately vest on the date of the Change in Control.

                  (4) Certain Supplemental Provisions. Notwithstanding anything herein to the contrary, in the event that any payment received or to be received by Executive in connection with a Change in Control of the Corporation or the termination of Executive's employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payment being referred to in the aggregate as "Total Payment") would not be deductible (in whole or in part) as a result of Section 280G of the Code, the payments otherwise due to Executive pursuant to Section 7(e)(2) above ("Severance Payments") shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the Severance Payments are reduced to zero. For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Severance Payments, shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the tax counsel selected by the Corporation's independent auditors and reasonably acceptable to Executive ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of Tax Counsel,


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and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                  (5) Expenses and Interest. If, after a Change in Control of the Corporation, a good faith dispute arises with respect to the enforcement of the Executive's rights under this Subsection 7(e), or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any rights provided under this Subsection 7(e), Executive shall recover from the Corporation any reasonable attorney's fees and necessary costs and disbursements incurred as a result of such dispute, and prejudgment interest on any money judgment or arbitration obtained by Executive calculated at 8.5% per annum from the date that payments to him should have been made under this Subsection.

            (f) Voluntary Termination. Executive may terminate his employment voluntarily at any time by giving the Corporation two weeks written notice. In the event Executive terminates his employment voluntarily, other than as provided in Subsection 7(e) above, Executive's rights to compensation and benefits shall be as follows:

                  (i) Executive shall be paid salary accrued through the date of termination of employment.

                  (ii) Executive's rights to annual incentive, if any, shall be as determined under the Annual Incentive Plan.

                  (iii) Executive's rights with respect to stock options, if any, shall be determined under the Option Plan and any applicable stock option agreement.

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                  (iv) Following his termination, Executive's right to
participate in the benefit programs described in Section 5 above, including the rights of Executive's dependents to participate in such programs, if any, shall be as determined under the provisions of such benefit programs.

      8.    Payment Obligations Absolute.

            The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatever provided that if the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or misdemeanor involving acts or omissions of the Executive in connection with his employment by the Corporation, the Corporation shall be allowed to recover any actual damages it has incurred from such action or omission out of amounts paid or owing him hereunder.

      9.    Further Obligations of Executive.

            (a)   Definitions.

            For purposes of this Section, the following definitions apply:

                  (i) "Restricted Activities" means the rendering of any advertising, marketing, sales, administrative, supervisory, or consulting services.

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                  (ii) "Territory" means the continental United States and
Canada.

                  (iii) "Restricted Businesses" means the manufacture, distribution, and/or sale of geosynthetic or fiber reinforced concrete fabrics and fibers.

                  (iv) "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Corporation and not generally known to the public or to competitors of the Corporation.

                  (v) "Nondisclosure Period" means the period beginning on the date of this Agreement and ending two years after the date Executive's employment with the Corporation ends or is terminated for any reason.

                  (vi) "Nonsolicitation Period" means the period beginning on the date of this Agreement and ending two years after the date Executive's employment with the Corporation ends or is terminated for any reason.

                  (vii) "Trade Secret" means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.


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            (b)   Trade Secrets and Confidential Information.

                  (i) Trade Secrets. Executive hereby covenants and agrees that he shall hold in confidence all Trade Secrets of the Corporation, its direct and indirect subsidiaries, and/or its customers (the "Associated Companies") that came into his knowledge during his employment by the Corporation and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Corporation for as long as the information remains a Trade Secret.

                  (ii) Confidential Information. Executive hereby covenants and agrees that, during the Non-Disclosure Period, he will hold in confidence all Confidential Information of the Corporation or of the Associated Companies that came into his knowledge during his employment by the Corporation and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Corporation.

                  (iii) Return of Materials. Upon the request of the Corporation and, in any event, upon the termination of Executive's employment with the Corporation, Executive shall deliver to the Corporation all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Executive's services for the Corporation, the business of the Corporation, or containing Trade Secrets or Confidential Information regarding the Corporation's business, whether made or compiled by Executive or furnished to Executive by virtue of his employment with the Corporation.

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Executive shall also deliver to the Corporation all computers, credit cards, telephones, office equipment, software, and other property the Corporation furnished to Executive by virtue of his employment with the Corporation.

            (c)   Nonsolicitation.

                  (i) Nonsolicitation of Customers. Executive hereby covenants and agrees that he will not, during the Nonsolicitation Period, without the prior written consent of the Corporation, solicit, directly or indirectly, any business related to the Restricted Businesses from any of the Corporation's customers, including actively sought prospective customers, with whom Executive had contact during his employment with the Corporation.

                  (ii) Nonsolicitation of Employees. Executive hereby covenants that he will not, during the Nonsolicitation Period, without the prior written consent of the Corporation, solicit or attempt to solicit for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, on the last day of Executive's employment with the Corporation or within 12 months prior to that date, was employed by the Corporation or its direct or indirect subsidiaries and with whom Executive had contact during the course of his employment with the Corporation (whether or not such person would commit a breach of contract).

            (d)   Non-competition.

                  (i) Noncompete. Executive hereby covenants that he will not, within the Territory and during the Nonsolicitation Period, without the prior written consent of the Corporation, engage in any Restricted Activities for or on behalf of any corporation, partnership, venture or other business entity which engages in any of the Restricted Businesses.

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            (e) Noncompete Payment. Notwithstanding any other provision of this
Agreement, the Parties agree that in consideration of and as an inducement to Executive's undertaking the obligations contained in this Section 9, the Corporation shall pay Executive (or in the event of his death, his estate), within 5 business days after the date of termination of employment, a lump sum payment equal to one-half Executive's annual base salary, as in effect on the date of termination of employment (the "Noncompete Payment"). The parties further acknowledge and agree that should Executive breach any of the covenants contained in this Section 9, the Corporation will suffer material damages, including but not limited to lost business revenues, sales, and customers. Because of the difficulty in quantifying these damages, Executive hereby agrees that, in addition to any other rights the Corporation may have at law or in equity, he shall forfeit the Noncompete Payment upon any breach of the covenants contained in this Section 9. In the event a breach of covenant occurs after the termination of employment, Employee agrees to immediately return the Noncompete Payment to the Corporation.

            (f) Specific Performance. Executive acknowledges that the obligations undertaken by him pursuant to this Section 9 are unique and that the Corporation likely will have no adequate remedy at law if he fails to perform any of his obligations. Executive therefore confirms that the Corporation's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Corporation. Accordingly, in addition to any other remedies that the Corporation may have pursuant to Subsection 9(e), at law, or in equity, the Corporation shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Executive and the Corporation shall have the right to obtain preliminary and permanent injunctive relief from any court with proper jurisdiction, without having to first submit arbitration, to secure specific performance and to prevent a breach or contemplated breach of the obligations contained in this Section.

      10.   Arbitration.

            (a) Except as provided in Subsection 9(f) above, any dispute, controversy, or claim between the parties arising out of, relating to, or concerning this Agreement; the breach, termination, or invalidity of this Agreement; and the scope of this arbitration clause, shall be settled by arbitration at the American Arbitration Association ("AAA") in Atlanta, Georgia, in accordance with the Employment Dispute Resolution Rules of the AAA then in effect. Any award rendered shall be final and binding on the parties hereto, and judgment may be entered in any court having jurisdiction thereof. Nothing in this section, however, shall prevent the Corporation from seeking immediate relief from a court of competent jurisdiction to enforce the obligations undertaken in Section 9 above without first having to undergo arbitration.

            (b) The arbitrator shall be mutually acceptable to the parties, or failing agreement, selected pursuant to the Employment Dispute Arbitration Rules of the AAA. The arbitration award shall be in writing and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according the laws of the State of Georgia or, if applicable, federal law.

            (c) All costs and expenses of the arbitration shall be paid for by the Corporation. Except as provided in Subsection 7(e)(5), each party shall pay its own attorneys' fees.

            (d) It is the specific intent of the parties that this arbitration clause be governed by the Federal Arbitration Act, 9 U.S.C.
Section 1, et seq. ("FAA"); however, if this clause is unenforceable for any reason under the FAA, then the parties intend that it be governed by the provisions of the Georgia Arbitration Code, O.C.G.A. Section 9-9-1, et seq.

            (e) Both Executive and the Corporation represent and warrant they have read this Section, have had an opportunity to consult with and receive advice from legal counsel regarding this Section, and hereby forever waive all rights to assert that this Section was a result of duress, coercion, or mistake of law of fact.

                              (Initialed by Executive)
            -------------
                              (Initialed by the Corporation)
            -------------

      11.   Withholding.

            Payments required to be made by the Corporation to Executive, his spouse, his estate or beneficiaries, will be subject to withholding of such amounts relating to taxes as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Corporation may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

      12.   Assignability; Binding Nature.

            This Agreement is binding upon, and will inure to the benefit of, the parties and their respective successors, heirs, administrators, executors and assigns. No rights or obligations of Executive hereunder may be assigned or transferred by Executive except that
(a) rights to compensation and benefits hereunder, which rights will remain subject to the limitations hereunder, may be transferred by will or operation of law, and (b) rights under employee benefit plans or programs described in
Section 5, above, may be assigned or transferred in accordance with such plans, programs or regular practices thereunder. No rights or obligations of the Corporation under this Agreement may be assigned or transferred except that rights or obligations may be assigned or transferred by operation of law or otherwise pursuant to this Section 12. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business assets of the Corporation by written agreement in form and substance satisfactory to the Executive, as a condition to such transaction, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had occurred.

      13.   Entire Agreement.

            This Agreement supersedes any prior agreements, including but not limited to the prior Employment Agreement between the parties and, together with such plans and programs as are specifically referred to herein, contains the entire agreement between the parties concerning the subject matter hereof.

      14.   Amendments and Waivers.

            This Agreement may not be modified or amended, except by a writing signed by both parties. A party may waive compliance by the other party with any term or provision of this Agreement, or any part thereof, provided that the term or provision, or part thereof, is for the benefit of the waiving party. Any waiver will be limited to the facts or circumstances giving rise to the non-compliance and will not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this Agreement, nor will it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

      15.   Notices.

            Any notice given hereunder will be in writing and will be deemed given when delivered personally or by courier, or five days after being mailed, certified or registered mail, duly addressed to the party concerned at the address indicated below or at such other address as such party may subsequently provide, in accordance with the notice and delivery provisions of this Section:

To the Corporation:     Attn:  Corporate Secretary
                        Synthetic Industries, Inc.
                        309 Lafayette Road
                        Chickamauga, GA 30707


To Executive:           Charles T. Koerner
                        Synthetic Industries, Inc.
                        309 Lafayette Road
                        Chickamauga, GA 30707

      16.   Severability.

            If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be deemed reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective to the extent of such invalidity, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

      17.   Survivorship.

            The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      18    References.

            In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive will be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

      19.   Headings.

            The headings of paragraphs contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      20.   Governing Law.

            Except to the extent governed by the FAA as provided in Section 10 above, this Agreement, the rights and obligations of the parties, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Georgia, not including the choice-of-law rules thereof.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    SYNTHETIC INDUSTRIES, INC.



                                    By:
---------------------------

Charles T. Koerner
                                     Title:



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